Exhibit 10.1

 EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made December 14, 2017 (the “Effective Date”) among WideOpenWest, Inc., a Delaware corporation (the “Company”), and Teresa Elder (“Executive”).  Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to such terms in Section 13.

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company, and Executive desires to be so employed by the Company; and

WHEREAS, the parties desire to memorialize the employment of Executive under the terms and conditions specified herein.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Employment; Prior Employment Agreement.  The Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive agrees to be so employed, commencing as of the Effective Date and having an initial term through December 31, 2020.  On January 1, 2021 and on each anniversary thereof, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least sixty (60) days prior to any such extension date.  Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with Section 4 hereof.  The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

2.                                      Position and Duties.  During the Employment Period, Executive will serve as the Chief Executive Officer of the Company and render such managerial, analytical, administrative, marketing, creative and other executive services to the Company as are from time to time necessary in connection with the management and affairs of the Company, in each case subject to the authority of the Board of Directors of the Company (the “Board”), and be nominated and re-nominated to serve as a member of the Board (with no additional compensation).  During the Employment Period, Executive will devote her best efforts and substantially all of her business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company; provided that, without limiting Section 7, during the Employment Period, Executive will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in the Business (as defined below) other than (i) on behalf of the Company or any Subsidiary or (ii) as a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in or managerial influence over the business of such corporation.  Executive will report to the Board.  Executive will perform her duties and responsibilities to the best of her abilities in a diligent, trustworthy, businesslike and efficient manner.  Subject to Section 7, Executive shall be permitted to continue to perform such charitable activities, as she desires, provided that Executive’s performance of such activities does not interfere in a material manner with Executive’s performance of her duties hereunder.  If Executive desires to serve on any boards she may do so with the consent of the Board, such consent not to be unreasonably withheld.  The Executive’s principal place of employment with the Company and primary residence shall be in Englewood, Colorado, provided that Executive understands and agrees that Executive may be required to travel from time to time for business purposes.

3.                                      Salary and Benefits.

(a)                                 Salary.  During the Employment Period, the Company will pay Executive an annual base salary of $750,000 as compensation for services and will be subject to increases effective as of that date base salary adjustments are effective for the Company’s senior management group taken as a whole, as determined by the Compensation Committee of the Board (the “Compensation Committee”) from time to time (such base salary as modified from time to time, the “Base Salary”).  The Base Salary will be payable in regular installments in accordance with the general payroll practices of the Company.

(b)                                 Bonus.  In addition to the Base Salary, the Board shall award a bonus (the “Annual Bonus”) to Executive following the end of each fiscal year during the Employment Period starting on January 1, 2018.  The target bonus shall be 125% of the annual Base Salary based upon achievement of objective performance goals established by the Compensation Committee, after consultation with Executive, no later than 30 days after the commencement of the relevant performance period.  Unless the Compensation Committee otherwise determines, the performance period shall be the fiscal year and the performance goals may be based upon Executive’s and the Company’s performance consistent with the Company’s strategic planning, including the Company’s performance relative to EBITDA growth, revenue growth, increase in the number of subscribers, capital expenditures, increases in earnings per share, customer satisfaction, and other goals established by the Compensation Committee.  The target performance thresholds established by the Compensation Committee shall be plausible and achievable, as determined in the Compensation Committee’s good faith after consultation with Executive, and shall be adjusted as necessary to reflect unusual or extraordinary events, accounting changes, or other events affecting the performance thresholds.  For purposes of this paragraph, Base Salary shall mean the rate of Base Salary in effect at the end of the fiscal year.  The Annual Bonus shall be paid during the calendar year following the performance year, on a date determined by the Board.  Other than as provided in Section 4(b), Executive must be employed at the time the Annual Bonus is paid to be eligible for such Annual Bonus.

(c)                                  Benefits.  During the Employment Period, Executive shall be eligible to participate in the health, dental, vision, life and long term disability insurance plans as the Board may establish or approve from time to time for senior executive officers of the Company, subject to the applicable plan’s terms.

(d)                                 Vacations.  During the Employment Period, Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(e)                                  Sign On Bonus.  As soon as is reasonably practicable following the Effective Date (but in no event later than thirty (30) days thereafter), the Executive shall be entitled to a one-time bonus of $200,000, subject, however, to the Executive’s continued employment with the Company through the applicable payment date.

(f)                                   Reimbursement of Expenses.  During the Employment Period, the Company will reimburse Executive for all reasonable expenses incurred by her in the course of performing her duties under this Agreement and which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(g)                                  Sign On Equity Grant.  As of the Effective Date, Executive shall receive a one-time restricted stock award covering a number of shares equal to (x) $1,500,000, divided by (y) the closing price of the Company’s common stock as reported on the NYSE for the trading day immediately preceding the Effective Date, pursuant to the award agreement attached hereto as Exhibit A.

(h)                                 Annual Equity Grants.  Executive shall receive an annual restricted stock award (“RSA”) under the 2017 WideOpenWest, Inc. Omnibus Incentive Plan (or such other equity incentive plan as may be in effect from time to time) on the same basis as the Company’s senior management group with an aggregate grant date target fair market value of $3,000,000.  The RSAs granted in 2018 (the “2018 RSAs”) shall time-vest twenty five percent (25%) on each of the first, second, third, and fourth anniversaries of the 2018 RSA grant date.  Subsequent annual RSA awards are expected to vest fifty percent (50%) based on the passage of time and fifty percent (50%) based on the satisfaction of plausible and reasonably achievable performance conditions that are set, including the allocation between time and performance vesting, by the Compensation Committee in its discretion at the time of grant, subject to continued employment in all instances through applicable vesting dates.  The award agreement for the RSAs will provide that such RSA will become 100% vested upon a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason within twelve (12) months following a Change in Control.  The terms and conditions of the RSAs shall be documented in corresponding award agreements between the Company and Executive, the specific terms and conditions of such RSAs shall be subject to the discretion of the Compensation Committee, but shall in all events contain the accelerated vesting terms set forth in the preceding sentence.

(i)                                     Legal Fees. Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable out-of-pocket counsel fees and expenses incurred in connection with the negotiation and documentation of this Agreement and related documents, up to a maximum of $15,000 in the aggregate, which shall be paid within thirty (30) days of presentation of such documentation.

4.                                      Termination and Termination Payments.

(a)                                 The Employment Period will continue until the earliest of:

(i)                                     The expiration of the Employment Period due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 1 hereof;

(ii)                                  Executive’s resignation due to Good Reason;

(iii)                               Executive’s resignation without Good Reason;

(iv)                              termination by the Company for Cause;

(v)                                 Executive’s death;

(vi)                              termination by the Company on account of Executive’s Disability; or

(vii)                           termination by the Company for any other reason than those listed above (or for no reason), in which case such termination of employment shall be referred to as termination “Without Cause.”

For purposes of this Agreement, “Cause” means (A) the indictment of Executive or Executive entering a plea of guilty or no-contest or similar plea with respect to, any felony or crime involving moral turpitude or crime involving intentional dishonesty (including any breach of Securities laws) or the commission of any act or omission involving actual fraud or embezzlement with respect to the Company or any of its Subsidiaries, (B) repeated failure by Executive to perform duties as reasonably directed by the Board, after written notice from the Board and (if capable of correction) ten days to correct such failure, (C) Executive’s gross negligence, willful misconduct or breach of fiduciary duty with respect to the Company, (D) any material breach by Executive of this Agreement or any other agreement with the Company, or a violation of the Company’s code of conduct or other written policy, after written notice from the Board and with (if capable of correction) ten days to correct such failure, (E) a material misrepresentation or non-disclosure by Executive in reporting to the Board, or (F) Executive’s engagement in gross misconduct which would reasonably be expected to be materially injurious to the Company.

For purposes of this Agreement, “Good Reason” means without Executive’s prior written consent: (A) a material breach of this Agreement by the Company, (B) the requirement that Executive relocate to a location which is outside the Denver metropolitan area; (C) the Company’s reduction in Base Salary or any other material agreed upon benefit required to be provided under this Agreement during the Employment Period; (D) a material and adverse reduction in Executive’s duties, title, responsibilities, authority or reporting responsibilities; or (E) a failure of any successor (by purchase, merger, consolidation or otherwise) to assume all or substantially all of the business and/or assets of the Company or failure to become liable for the performance of this Agreement by assumption pursuant to the terms of this Agreement or by operation of law or otherwise; provided that to constitute “Good Reason,” (x) Executive must inform the Company in writing of the event purporting to trigger Good Reason within thirty (30) days of the initial occurrence of the event, (y) the Company must fail to cure such circumstances within the forty-five (45) day period following receipt of written notice from Executive and (z) Executive must resign for Good Reason within the fifteen-day period following the expiration of the Company’s thirty-day cure period.  Unless Executive’s resignation for Good Reason complies with the foregoing, the grounds to terminate for Good Reason on account of such event shall be irrevocably forfeited by Executive.

For purposes of this Agreement, “Disability” shall be defined as Executive’s inability to perform, by reason of physical or mental incapacity, Executive’s duties or obligations under this Agreement for a period of one hundred twenty (120) consecutive days or a total period of two hundred ten (210) days in any three hundred sixty (360) day period, as determined in good faith by a medical doctor or other health care specialist, each as selected pursuant to the following sentence, in each case, after taking into account reasonable accommodations as required by applicable law or in such a manner as to qualify for permanent benefits under the Company’s long-term disability insurance policy.  Executive shall cooperate in all reasonable respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists, each as selected by the Company and reasonably acceptable to Executive or Executive’s legal representative and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with designated human resources professionals of the Company or the Board).

(b)                                 If the Employment Period terminates for any reason, then Executive will receive, as soon as possible an in the timeframe required by applicable law, a lump sum cash payment of all earned but unpaid Base Salary through the termination of the Employment Period, any earned but unpaid bonus for which the performance measurement period has ended prior to the termination of the Employment Period, any accrued but unused vacation as of the termination of the Employment Period, and unreimbursed but substantiated business expenses.  Additionally, any amounts payable under any Company benefit plans shall be paid in accordance with the terms of the applicable plan.  Executive will not be entitled to receive her Base Salary or any fringe benefits or Annual Bonus for periods after the termination of the Employment Period.  The payments set forth in this Section 4(b) shall be referred to as the “Accrued Benefits.”

(c)                                  If the Employment Period is terminated Without Cause or if Executive resigns for Good Reason, or due to a non-extension of the Agreement by the Company pursuant to the provisions of Section 1 hereof, then in addition to the Accrued Benefits, the Company shall pay or provide Executive with the following, so long as Executive continues to comply with Sections 4(c)(iv), 6, 7, and 8 hereof:

(i)                                     the Company will continue to pay the Base Salary as provided in Section 3(a), for the twenty-four (24) month-period commencing on the day after the last day of the Employment Period;

(ii)                                  an amount equal to two (2) times the Annual Bonus actually paid by the Company in the year immediately prior to the year of the last day of the Employment Period, payable over the twenty-four (24) month-period commencing on the day after the last day of the Employment Period in equal installments (for the avoidance of doubt, if no Annual Bonus was paid in the year prior to the year of the last day of the Employment Period, the amount per this Section 4(c)(ii) for the Annual Bonus shall be zero; provided, that, if the Employment Period ends prior to being eligible to earn a bonus for the 2018 fiscal year, the amount per this Section

4(c)(ii) for the Annual Bonus shall equal the amount accrued on the Company’s financial statements through the full month prior to the last day of the Employment Period); and

(iii)                               subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) Executive’s continued compliance with the obligations in Sections 4(c)(iv), 6, 7 and 8 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) for a period of eighteen (18) months at the Company’s expense, to be paid in the form of reimbursements to the Executive, provided that Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 4(c)(iii) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(iv)                              Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if Executive has executed and not revoked a release within sixty days of Executive’s last day of employment in favor of the WOW Companies and all related persons of all past, present and future claims against them, in substantially the form set forth on Exhibit B hereto.  Any payments due before the foregoing release is effective and irrevocable shall be paid in lump sum in the first payment made after the release is effective and irrevocable; provided, that, to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 15 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of the Employment Period shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.  Otherwise, the continued Base Salary payments in this Section 4(c) will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries and any continued benefits in accordance with the terms of the applicable plan.  Any payments under this Section 4(c) shall be subject to Section 15.

5.                                      Resignation as Officer or Director.  Unless otherwise agreed to by the Company, upon the termination of the Employment Period, Executive shall automatically be deemed to have resigned each position (if any) that she then holds as an officer or director of the Company or any of its Subsidiaries (including her membership on the Board).

6.                                      Confidential Information.  Executive acknowledges that the information, observations and data that have been or may be obtained by her during her employment or other relationship or interaction with the Company or any Subsidiary or affiliate or any of their respective successors or predecessors (and any Subsidiary or affiliate or any such successor or predecessor being a “WOW Company”) prior to and after the date of this Agreement concerning the current or proposed business or affairs of the WOW Companies (collectively, “Confidential

Information”) are and will be the property of the WOW Companies.  Therefore, Executive agrees that she will not disclose to any unauthorized Person or use for her own account or for the account of any other Person (other than the WOW Companies in the course of performing her duties during the Employment Period) any Confidential Information without the prior written consent of the Company, unless and to the extent that the Confidential Information in question has become generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act.  Executive will deliver or cause to be delivered to the Company at the termination of the Employment Period, or at any other time that any WOW Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or relating to Confidential Information or the business of any WOW Company that she may then possess or have under her control.

7.                                      Restrictive Covenants.

(a)                                 Non-Compete.  Executive acknowledges that during her employment or other relationship or interaction with the WOW Companies she has and will become familiar with trade secrets and other confidential information concerning such Persons, and with investment opportunities relating to the Business, and that her services will be of special, unique and extraordinary value to the WOW Companies.  Therefore, Executive agrees that, during the Employment Period and for the 24 month period following the last day of the Employment Period (the Employment Period and the period following being the “Noncompete Period”), she will not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business, or as an investor in or lender to any business (in each case including on her own behalf or on behalf of another Person) which constitutes or is competitive with all or part of the business of providing cable television, Internet, data, telephony and other communications services (together with all reasonably related activities and any other material business in which the WOW Companies are engaged on the last day of the Employment Period or in which they have planned and taken material steps, on or prior to such date, to be engaged in on or after such date the “Business”) as conducted in any Territory.  For purposes of this Agreement, “Territory” means any geographic market in which any of the WOW Companies holds a franchise to conduct the Business during the Employment Period or in which any of the WOW Companies has taken material steps to obtain franchise rights during the Employment Period or at the end of the Employment Period if the Employment Period has terminated.  Nothing in this Section 7(a) will prohibit Executive from being a passive owner of less than 5% of the outstanding stock of a corporation of any class which is publicly traded, so long as Executive has no direct or indirect participation in or managerial influence over the business of such corporation.  By initialing in the space provided below, Executive acknowledges that she has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 7(a).

(b)                                 Non-Solicitation.  During the Noncompete Period, Executive will not directly or indirectly (i) hire any employee or independent contractor of any WOW Company or induce or attempt to induce any employee or independent contractor of any WOW Company to leave the employ or contracting relationship with such WOW

Company, or in any way interfere with the relationship between any WOW Company and any employee or full-time independent contractor thereof, (ii) solicit for employment or as an independent contractor any person who was an employee or independent contractor of any WOW Company at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier or other business relation of any WOW Company to cease doing business with such entity or in any way interfere with the relationship between any such customer, supplier or other business relation and such WOW Company.  By initialing in the space provided below, Executive acknowledges that she has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 7(b).

(c)                                  Nondisparagement.  The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of Executive’s duties to the Company while Executive is employed by the Company.  The Board agrees not to (and shall instruct the Company’s named executive officers not to), directly or indirectly, disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(d)                                 Inventions.

(i)                                     The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any WOW Company resources and/or within the scope of Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by Executive, solely or jointly with others, during the Employment Period, or (B) suggested by any work that Executive performs in connection with the Company, either while performing Executive’s duties with the Company or on Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”).  The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company.  The Records shall be the sole and exclusive property of any WOW Company, and Executive will surrender them upon the termination of the Employment Period, or upon the Company’s request.  The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Period, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Executive will, at any time during and subsequent to the Employment Period, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to Executive from the Company.  The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company.

(ii)                                  In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of any WOW Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom.  In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions.  To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights.  The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.

(iii)                               18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(iv)                              Return of Company Property.  On the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to any WOW Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).  The Executive may retain Executive’s contact lists and similar address books provided that such items only include contact information.

(e)                                  Reasonableness of Covenants.  In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Section 6 and 7 hereof.  The Executive agrees that these restraints are necessary for the reasonable and proper protection of the WOW Company and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints.  The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the WOW Company and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Section 6 and 7.  Nothing shall prohibit the Executive from reasonably challenging the Company’s interpretation of a breach of the covenants or assertion of any alleged violation hereunder.

(f)                                   Tolling.  In the event of any violation of the provisions of Section 6 and 7 Executive acknowledges and agrees that the post-termination restrictions contained in Section 6 and 7 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(g)                                  Survival of Provisions.  The obligations contained in Section 6 and 7 hereof shall survive the termination or expiration of the Employment Period and Executive’s employment with the Company and shall be fully enforceable thereafter.

8.                                      Cooperation.  Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to any WOW Company and their respective representatives in defense of any claims that may be made against any WOW Company, and will assist any WOW Company in the prosecution of any claims that may be made by any WOW Company, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Claims”).  Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against any WOW Company.  Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of any WOW Company (or their actions) or another party attempts to obtain information or documents from Executive

(other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of any WOW Company, in each case, regardless of whether a lawsuit or other proceeding has then been filed against any WOW Company with respect to such investigation, and shall not do so unless legally required.  During the pendency of any litigation or other proceeding involving Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving any WOW Company without giving prior written notice to the Company or the Company’s counsel.  Upon presentation of appropriate documentation, the Company shall pay or reimburse Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by Executive in complying with this Section 8.

9.                                      Whistleblower Protection.  Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation.  The Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be not required to notify the Company that such reports or disclosures have been made.

10.                               Enforcement.  The Company and Executive agree that if, at the time of enforcement of Section 6 or 7, a court holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  Because Executive’s services are unique and because Executive has access to information of the type described in Sections 6 and 7, the Company and Executive agree that money damages would be an inadequate remedy for any breach of Section 6 or 7.

Therefore, in the event of a breach or threatened breach of Section 6 or 7, any WOW Company may, in addition to any other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions of Section 6 or 7, without posting a bond or other security.  In the event of a violation by the Executive of Section 6 or 7 hereof, any severance being paid to the Executive pursuant to this Agreement shall immediately cease, and any severance previously paid to the Executive pursuant to this Agreement shall be immediately repaid to the Company.  The provisions of Sections 6, 7, 8 and 10 and the other provisions of this Agreement are intended to be for the benefit of each of the WOW Companies, each of which may enforce such provisions and each of which (other the Company) is an express third-party beneficiary of such Sections and this Agreement generally.  Sections 6, 7, 8, 9 and 10 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.  By initialing in the space provided below, Executive acknowledges that she has read carefully and had the opportunity to consult with legal counsel regarding the provisions of this Section 10.

11.                               Representations and Warranties of Executive.  Executive represents and warrants to the Company as follows:

(a)                                 Other Agreements.  Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other Person.

(b)                                 Authorization.  This Agreement when executed and delivered will constitute a valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms.

12.                               Survival of Representations and Warranties.  All representations and warranties contained herein will survive the execution and delivery of this Agreement.

13.                               Certain Definitions.  When used herein, the following terms will have the following meanings:

“Change in Control” has the same meaning as in the 2017 WideOpenWest, Inc Omnibus Incentive Plan.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or entity or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

14.                               Miscellaneous.

(a)                                 Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications will be sent to the address indicated below:

Notices to Executive:

Teresa Elder
at the most recent address shown on the payroll records of the Company

Notices to the Company:

WideOpenWest, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, CO 80111

Attention: Board of Directors
with copies (which will not constitute notice to the Company) to:

WideOpenWest, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, CO 80111
Attention: D. Craig Martin, Esq.

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Jai Agrawal and Dvir Oren

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b)                                 Amendment and Waiver.  No modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is executed by the Company and Executive.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(c)                                  Severability.  Without limiting Section 10, whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this

Agreement will be reformed, construed and enforced in that jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

(d)                                 Entire Agreement.  Except as otherwise expressly set forth herein, this agreement and the other agreements referred to herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Prior Agreement).

(e)                                  Successors and Assigns.  This Agreement will bind and inure to the benefit of and be enforceable by the Company and Executive and their respective permitted assigns; provided that Executive may not assign her rights or delegate her duties under this Agreement without the prior written consent of a majority of the Board.

(f)                                   Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(g)                                  Descriptive Headings; Interpretation; No Strict Construction.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa.  Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation.  The use of the words “or,” “either” or “any” will not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the parties hereto with respect hereto.

(h)                                 GOVERNING LAW.  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE

INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER THAT JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(i)                                     Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, or termination thereof, other than injunctive relief under Section 10 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in the State of Delaware in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  Accordingly, the Executive and the Company hereby waive any right to a jury trial.  The single arbitrator shall be selected in a manner consistent with the rules and regulations of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, that, if the Company or Executive objects to the final arbitrator selected pursuant to such rules and regulations, the Company and Executive will each select an arbitrator from a roster of no less than eight neutral arbitrators provided by the American Arbitration Association, and the arbitrators selected shall select the final single arbitrator referenced above.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The parties agree to abide by all decisions and awards rendered in such proceedings.  This dispute resolution process and any arbitration hereunder shall be confidential and neither any party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all parties.  The arbitrator shall also: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law.  Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs, including any fees and expenses of the arbitrator, shall be borne entirely by the Company.

15.                               Taxes.

(a)                                 Withholding.  The Company and its Subsidiaries may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)                                 Code Section 409A.

(i)                                     The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)                               To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (x) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (y) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)                              For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

WIDEOPENWEST, INC.

By:	/s/ Craig Martin
Name: Craig Martin
Title: General Counsel and Secretary
Date: 12/14/2017

By:	/s/ Jeffrey Marcus
Name: Jeffrey Marcus
Title: Chairman of the Board
Date: 12/14/2017

/s/ Teresa Elder
Teresa Elder

Signature Page to Executive Employment Agreement

EXHIBIT A

[RESTRICTED STOCK AGREEMENT]

A-1

EXHIBIT B

Release Agreement

1.                                      In consideration of the payments and benefits (the “Severance Benefits”) set forth in Section 4(c) of the Employment Agreement dated as of December 14, 2017, by and between Teresa Elder (the “Executive”) and WideOpenWest, Inc. (the “Company”) (the “Employment Agreement”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding herself and her heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”) (the “Release”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party, including without limitation any claim that arises out of, or relates to, (i) Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, promises for equity or equity-based awards or any acceleration of payments or benefits, (iii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (iv) any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and (vi) under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act) (“ADEA”), the Fair Employment Practices Law, Equal Pay Act of 1963, as amended, the Americans with Disabilities Act of 1990 (the “ADA”), the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, any applicable Executive Order Programs, or their state or local counterparts, or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance, or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company Released Parties.

2.                                      The Release does not apply to:

A.                                    rights of the Executive to the severance benefits set forth in Section 4(c);

B.                                    the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.                                    claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.                                    Executive’s rights under outstanding equity incentive awards as well as Executive’s rights as a stockholder of the Company; and

E.                                     rights to indemnification the Executive has or may have under an agreement with any member of the Company Affiliated Group, the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

3.                                      The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.  The Company acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by the Executive, any such liability being expressly denied.

4.                                      This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses, but does not apply to the claims not released by the Executive in Section 1 above.

5.                                      The Executive specifically acknowledges that her acceptance of the terms of this Release is, among other things, a specific waiver of her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

6.                                      As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that she been given a period of twenty-one (21) days to consider whether to execute this Release.  If the Executive accepts the terms hereof and executes this Release, she may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Employment Agreement shall terminate and be of no further force and effect, and the Executive shall irrevocably forfeit any right to payment of the Severance Benefits (other than the payment of accrued base salary) or any other cash severance, benefits continuation or other post-termination benefits pursuant to the

Employment Agreement, but the remainder of the Employment Agreement shall continue in full force.

7.                                      Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

8.                                      The Executive acknowledges and agrees that she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

9.                                      The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

10.                               The Executive acknowledges that the Severance Benefits she is receiving in connection with this Release and her obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11.                               Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.                               This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements in effect as of the date of this Release between the Parties in respect of the subject matter hereof except to the extent set forth herein.  For the avoidance of doubt, this Release does not supersede the Employment Agreement or any provision contained therein, or any consulting agreement entered into between the Executive and the Company with respect to services to be performed following the Executive’s termination date.

13.                               The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.                               This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes.

15.                               This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16.                               Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

BY SIGNING THIS GENERAL RELEASE, EXECUTIVE REPRESENTS AND AGREES THAT:

(i)                                     EXECUTIVE HAS READ IT CAREFULLY;

(ii)                                  EXECUTIVE UNDERSTANDS ALL OF ITS TERMS AND KNOW THAT EXECUTIVE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)                               EXECUTIVE VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)                              EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND EXECUTIVE HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, EXECUTIVE HAS CHOSEN NOT TO DO SO OF EXECUTIVE’S OWN VOLITION;

(v)                                 EXECUTIVE HAS HAD AT LEAST 21 DAYS FROM THE DATE OF EXECUTIVE’S RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE EXECUTIVE’S RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT EXECUTIVE’S REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)                              EXECUTIVE UNDERSTANDS THAT EXECUTIVE HAS SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)                           EXECUTIVE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE EXECUTIVE HAS WITH RESPECT TO IT; AND

(viii)                        EXECUTIVE AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY EXECUTIVE.

IN WITNESS WHEREOF, the Company has executed this Release as of the date written below.

WIDEOPENWEST, INC.

Name:	Craig Martin
Title:	General Counsel and Secretary
Date:	12/14/2017

WIDEOPENWEST, INC.

Name:	Jeffrey Marcus
Title:	Chairman of the Board
Date:	12/14/2017

IN WITNESS WHEREOF, the Executive has executed this Release as of the date written below.

Accepted and Agreed:

Name: Teresa Elder
Date: